UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
October 28, 2009
ODYSSEY RE HOLDINGS CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-16535	52-2301683
(State or Other	(Commission File Number)	(I.R.S. Employer
Jurisdiction of Incorporation)		Identification No.)
300 First Stamford Place
Stamford, Connecticut 06902
(Address of Principal Executive Offices) (Zip Code)
(203) 977-8000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since
Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     The information set forth in Item 3.03 is incorporated herein by reference.
Item 3.03  Material Modification to Rights of Security Holders.
     Fairfax Financial Holdings Limited (“Fairfax”), through a wholly-owned subsidiary, has accepted for payment and paid for all of the shares of common stock (“Shares”) of Odyssey Re Holdings Corp. (“Odyssey Re”) validly tendered and not withdrawn in response to the previously announced tender offer for all the outstanding Shares not already owned by Fairfax and its subsidiaries (the “Tender Offer”). The Tender Offer expired at 12:00 midnight, New York City time, on Wednesday, October 21, 2009.
     On October 28, 2009, Fairfax caused a short-form merger (the “Merger”) pursuant to §253 of the General Corporation Law of the State of Delaware (“DGCL”), pursuant to which Fairfax Investments USA Corp. (“Merger Sub”), a wholly-owned subsidiary of Fairfax, merged with and into Odyssey Re, with Odyssey Re continuing as the surviving corporation. The Merger was consummated in accordance with the terms of the Agreement and Plan of Merger, dated as of September 18, 2009, among Odyssey Re, Fairfax and Merger Sub (the “Merger Agreement”). As a result of the Merger, all of the Shares held by the stockholders of Odyssey Re, other than Shares held by Fairfax and its subsidiaries, were cancelled and, subject to appraisal rights under Delaware law, converted into the right to receive $65.00 per share in cash, without interest and subject to any applicable withholding of taxes (the “Merger Consideration”). As a result of the Merger, Fairfax and its subsidiaries own 100% of the Shares.
     Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, holders of Shares immediately prior to the effective time of the Merger (other than Fairfax and its subsidiaries) ceased to have any rights as stockholders of Odyssey Re, other than their right to receive the Merger Consideration, or, in the case of holders of Shares who have properly exercised and not withdrawn their appraisal rights, their rights pursuant to §262 of the DGCL.
     As a result of the Merger, the New York Stock Exchange (“NYSE”) suspended trading in the Shares prior to the open of trading on October 29, 2009 and filed a Form 25 with the Securities and Exchange Commission (the “SEC”) to withdraw the Shares from listing on the NYSE and from registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On October 29, 2009, Odyssey Re filed a Form 15 with the SEC to terminate registration of the Shares under Sections 12(g) and 15(d) of the Exchange Act.
     As each of Odyssey Re’s 8.125% Series A Preferred Stock and Floating Rate Series B Preferred Stock remains listed on the NYSE and registered under Section 12(b) of the Exchange Act, Odyssey Re will continue to file reports with the SEC, as required.
Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.
     Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, V. Prem Watsa, the sole director of Merger Sub, became the sole director of Odyssey Re, and the directors of Odyssey Re prior to the effective time of the Merger, other than Mr. Watsa, ceased to be directors of Odyssey Re. Immediately following the Merger, Andrew A. Barnard, James F. Dowd, Anthony F. Griffiths, Alan D. Horn, Patrick W. Kenny and Brandon W. Sweitzer, each of whom was a director of Odyssey Re prior to the effective time of the Merger, were elected to serve with Mr. Watsa as directors of Odyssey Re. The officers of Odyssey Re immediately prior to the Merger remained the officers of Odyssey Re after the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:  October 30, 2009

ODYSSEY RE HOLDINGS CORP. (Registrant)
By:	/s/ Donald L. Smith
	Name:	Donald L. Smith
	Title:	Senior Vice President, General Counsel and Corporate Secretary